October 7, 1998

James M. Warner
Magpie Operating, Inc.
11138 Wild Horse Peak
Littleton, CO 80127

Re:      Amendment to Purchase and Sale Agreement Dated July 31, 1998

Dear Mr. Warner:

The parties to that certain Purchase and Sale Agreement dated July 31, 1998 ("Agreement"), namely Pease Oil and Gas Company, et al, as Sellers, and Magpie Operating, Inc., as Buyer, hereby agree to amend the Purchase and Sale Agreement as follows:

         1. The Purchase Price in Paragraph 2. (a), Page 3, shall be changed from $2,100,000.00 to $2,000,000.00.

         2. The Effective Time in Paragraph 3, Page 4, shall be changed from August 1, 1998, at 12:01 a.m. to October 1, 1998, at 12:01 a.m.

         3. The Closing in Paragraph 3, Page 4, shall be changed from on or before August 31, 1998, to on or before September 30, 1998.

All other terms and provisions of the Agreement shall remain the same.

Please acknowledge your agreement and acceptance of this amendment by executing this letter in the space provided below.

Sincerely,

PEASE OIL AND GAS COMPANY
PEASE OILFIELD SUPPLY, INC.
PEASE OILFIELD SERVICES, INC.
LOVELAND GAS PROCESSING CO., LTD.
PEASE OPERATING COMPANY, INC.


By: _____________________________________
         Willard H. Pease, Jr., President

ACKNOWLEDGED, AGREED AND ACCEPTED this ________day of September, 1998.

MAGPIE OPERATING, INC.


By: _____________________________________


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